Exhibit 99.1

REDWOOD TRUST TO HOST INVESTOR DAY ON MARCH 14, 2019 IN NEW YORK

MILL VALLEY, CA – Friday, March 1, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced that it will host an Investor Day on Thursday March 14, 2019.

The event will start at 9:00 a.m. Eastern Time (ET) and is expected to conclude at 12:00 p.m. (ET). The event will feature presentations from Redwood’s management team, including a discussion of the Company’s strategic growth initiatives introduced to the market a year ago.

Investor Day Highlights

•	Presentations from Redwood’s Senior Management Team
•	Founders Fireside Chat with George Bull and Doug Hansen
•	Insights on Housing Reform, a panel discussion featuring:

o   Michael Bright, former head of Ginnie Mae and current CEO of the Structured Finance Industry Group

o   Armando Falcon, former lead regulator of Fannie Mae and Freddie Mac and current CEO of Falcon Capital Advisors

o   Chrissi Johnson, Vice President, Federal Policy and External Affairs at Quicken Loans

A live audio webcast as well as presentation materials, will be available and can be accessed in the Events section on Redwood Trust’s website at http://www.redwoodtrust.com/event-calendar. A replay of the webcast will be available the day of the event in the Events section on Redwood Trust’s website at http://www.redwoodtrust.com/event-calendar.

For further information about Redwood Trust’s Investor Day event, please contact Investor Relations at investorrelations@redwoodtrust.com

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Contact

Lisa Hartman – SVP, Head of Investor Relations

phone: 866-269-4976

email: investorrelations@redwoodtrust.com